Exhibit 77Q.1(a)

AMENDMENT #6
TO THE BY-LAWS
OF
FEDERATED CORE TRUST
Effective September 21, 2004

Insert the following into Article II, Power and Duties of Trustees and Officers and renumber
Section 11 as Section 12:
Section 11.  Chief Compliance Officer.  The Chief
 Compliance Officer shall be
responsible for administering the Trust's policies and procedures approved by the
Board under Rule 38a-1 of the Investment Company
Act of 1940, as amended.
Notwithstanding any other provision of these By-Laws, the designation, removal and compensation of Chief Compliance Officer are subject to Rule 38a-1 under the Investment Company Act of 1940, as amended.